CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 148 to Registration Statement No. 333-174332 on Form N-1A of our report dated December 15, 2016, relating to the financial statements and financial highlights of First Trust Strategic Income ETF, appearing in the Annual Report on Form N-CSR for First Trust Exchange-Traded Fund IV as of and for the year ended October 31, 2016, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois
March 30, 2017